Exhibit 10.11

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made and entered into this 19th day of July, 2024 (the “Effective Date”), by and among C5LC AT MIDDLETOWN, LLC, a Delaware limited liability company (“Seller”) and EXETER PROPERTY GROUP, LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).

B A C K G R O U N D

A.            Seller is the owner in fee of a certain parcel of land located at 3327 E Harrisburg Pike, Middletown, Pennsylvania, upon which is constructed the Improvements (as hereinafter defined).

B.            Seller desires and hereby agrees to sell, and Purchaser desires and hereby agrees to acquire Seller’s interest in the Property (as hereinafter defined), subject to and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1: DEFINITIONS OF CERTAIN TERMS

For purposes of this Agreement, each of the following terms shall have the respective meanings set forth below:

Access Agreement. That certain Access and Indemnity Agreement by and between Seller and Exeter Property Group, LLC dated as of June 26, 2024.

Business Day. Any day other than a Saturday, Sunday, federal holiday or any day on which national banks in State of Mississippi are authorized or required to be closed for the conduct of regular banking business.

Closing. The Closing and consummation of the purchase and sale of the Property as contemplated by this Agreement.

Closing Date (or Date of Closing). August 12, 2024 or such earlier date on which Seller and Purchaser shall agree in writing.

Due Diligence Period. The period commencing on the effective date of the Access Agreement and ending at 6:00 P.M. Eastern time on July 26, 2024.

Earnest Money Deposit. The cash deposit(s) delivered by Purchaser to Escrow Agent pursuant to Section 3(i) below together with any and all interest earned thereon.

Environmental Laws. All statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct on or concerning Hazardous Substances (as defined below), public health and safety or the environment now or existing or hereafter enacted or effective.

Escrow Agent. First American Title Insurance Company, 3455 Peachtree Road NE, Suite 1700, Atlanta, GA 30326, Attn: Jon Uhlir, Email: juhlir@firstam.com.

Hazardous Substances. All hazardous waste, hazardous substances, hazardous constituents, hazardous materials, toxic substances, or related substances or materials, whether solids, liquids or gases including, but not limited to, polychlorinated biphenyl (commonly known as PCBs), asbestos, radon, urea formaldehyde, petroleum products (including gasoline and diesel oil), toxic substances, hazardous chemicals, spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments and other similar substances, as each of the foregoing terms are defined under, or regulated or governed by, any and all Environmental Laws including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq., (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. S 1801 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. S 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. S 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. S 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. S 7401 et seq., or (vii) any so-called “superfund” or “superlien” law.

Improvements. An industrial building containing 1,219,021 square feet and any other structures, buildings or other physical improvements located on the Land.

Land. The tract or parcel of land being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference and appurtenant easements thereto, together with all of Seller’s right, title and interest, if any, in and to all easements, rights of way, strips and gores of land, tenements, hereditaments and appurtenances, reversions, remainders, privileges, licenses and other rights and benefits of any kind relating, belonging to, running with or in any way relating thereto (including subsurface rights, oil and other mineral rights, water rights and water stock); together with all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or highway, open or proposed, in front of, abutting or adjoining the Land.

Lease. The lease described on Schedule 4 attached hereto.

Leasing Costs. All capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the construction obligations of the landlord under the Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent, rent abatements or rent concessions, payments made for purposes of satisfying or terminating the obligations of the tenant under the Lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the Lease or any other agreement relating to the Lease.

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Legal Requirements. All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, Permits, licenses, authorizations, directions and requirements of all federal, state and local governmental authorities, officials, agencies and subdivisions of each thereof having jurisdiction over the Property which now or at any time prior to Closing may be applicable to the Property or other use or operation thereof.

Service Contracts. The security, maintenance, pest control, trash removal, equipment leases, and other such service agreements (and any amendments, modifications or supplements thereto) with respect to or affecting the Property or any portion thereof and described in Exhibit “B” attached hereto.

Out of Pocket Expenses. All of Purchaser’s out of pocket expenses in connection with Purchaser’s due diligence activities, title and survey costs and reasonable attorneys’ fees and expenses which such expenses shall not exceed $100,000.00.

Permits. All or any certificates of occupancy and completion with respect to the Improvements and all other consents, notices of completion, environmental and utility permits and approvals, authorizations, variances, waivers, licenses, certificates and approvals from any governmental or quasi-governmental authority issued or granted with respect to the Property now or prior to Closing.

Personal Property. All of the tangible personal property including, without limitation, fixed and movable fixtures, together with all component and replacement parts, owned by Seller and situated on the Real Property or otherwise used in connection with the Real Property and used by Seller in connection with the management, operation, maintenance or repair of the Real Property, along with any general intangibles, if and to the extent assignable by Seller to Purchaser and made a part hereof.

Plans and Specifications. The plans and specifications utilized in or relating to the construction or in any way relating to the Improvements, if available.

Property. The Land, Improvements, Leases, Permits, Plans and Specifications, Warranties, and the Personal Property.

Real Property. The Land and Improvements.

Tenant. The tenant set forth on Schedule 4.

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Title Agent. Land Services USA, LLC, as agent for Title Company (as hereafter defined), 602 E. Baltimore Pike, Suite 100, Media, PA 19063, Fax: 610-566-5775, Attention: Andrea B. Connors, aconnors@lsutitle.com. Pursuant to a separate written agreement, Title Agent and Title Company (as hereinafter defined) have agreed to a separate arrangement regarding the division of any agency share fees and title premiums.

Title Company. First American Title Insurance Company, 3455 Peachtree Road NE, Suite 1700, Atlanta, GA 30326, Attn: Jon Uhlir, Email: juhlir@firstam.com. Pursuant to a separate written agreement, Title Agent and Title Company have agreed to a separate arrangement regarding the division of any agency share fees and title premiums.

Warranties. All or any existing guarantees, warranties, and indemnities relating to the construction, operation and/or use of the Real Property and Personal Property and in effect at the time of Closing, to the extent assignable, including the warranties set forth in Schedule 2 attached hereto.

SECTION 2: PURCHASE AND SALE

Purchaser shall purchase the Property from Seller, and Seller shall sell, convey, transfer and assign the Property to Purchaser, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 3: PURCHASE PRICE AND DEPOSIT

The purchase price for the Property shall be ONE HUNDRED SEVENTY MILLION FIVE HUNDRED THOUSAND DOLLARS AND 00/100 ($170,500,000.00) (herein referred to as the “Purchase Price”). The Purchase Price shall be paid, subject to the adjustments and prorations as herein provided, as follows:

(i)          Within five (5) Business Days of the delivery to Purchaser of a fully executed original counterpart of this Agreement, signed both by Purchaser and Seller, Purchaser shall deliver a deposit of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00) (the “Earnest Money Deposit”) to the Escrow Agent, which Earnest Money Deposit shall be placed in a federally insured interest-bearing account in a bank mutually acceptable to the parties hereto and otherwise in accordance with the escrow agreement to be executed by the parties, the form of which is attached hereto as Exhibit “C” (the “Escrow Agreement”); and

(ii)         The balance of the Purchase Price by wire on the Closing Date.

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SECTION 4: TITLE

4.1          Title Contingency. Purchaser’s obligation to close this transaction is conditioned on title to the Real Property at Closing being good and marketable in the amount of the allocated Purchase Price at not more than ordinary or promulgated rates by the Title Agent pursuant to an ALTA Owner’s Policy of Title Insurance (form 2006) (“Owner’s Title Policy”) free and clear of all liens, encumbrances, easements and restrictions other than (i) the Lease; (ii) the real estate taxes and personal property taxes for the current year not yet due and payable; (iii) those matters that would appear in a current and accurate survey of the Real Property as of the Effective Date; and (iv) those matters recorded in the real estate records of the counties where the Real Property is located, excluding any Monetary Encumbrances (as hereinafter defined) (collectively, the “Permitted Exceptions”), in accordance with Section 4.2 below.

4.2          Examination of Title. Prior to the Effective Date, Seller delivered to Purchaser its most recent title insurance commitment and/or policy covering the Real Property together with all surveys, subdivision plats and land development plans relating to the Real Property. Purchaser shall apply for a title insurance commitment (the “Commitment”) from the Title Agent or its agent for the issuance of the Owner’s Title Policy, upon recording of the Deed (as hereinafter defined). Purchaser may also obtain an update of Seller’s existing survey or new survey of the Real Property (the “Survey”). Said Commitment shall agree to insure the proposed title of Purchaser to the Real Property subject only to the Permitted Exceptions as Purchaser has agreed in writing to accept. If title to the Real Property or the Survey contains title exceptions or discloses matters to which Purchaser objects (“Title Defects”), Purchaser shall notify Seller of such fact. Purchaser’s notice shall be given no later than ten (10) days from the date Purchaser receives the Commitment and the Survey (but in no event later than seven (7) days prior to the expiration of the Due Diligence Period), after which Seller shall notify Purchaser within five (5) Business Days of receipt of Purchaser’s notice whether Seller intends to cure the Title Defects, provided, however, Seller shall be obligated to cure and satisfy of record all mortgages, deeds of trust, liens, delinquent taxes, judgments and mechanic’s liens arising by, through, or under Seller and affecting the Real Property (collectively, “Monetary Encumbrances”). If Seller is unwilling to cure such Title Defects, Purchaser shall, subject to the remaining provisions of this Section, have the option of either accepting title to the Real Property without abatement of the Purchase Price, or of terminating this Agreement by giving written notice of such election to Seller prior to the expiration of the Due Diligence Period and, in the latter event, the Earnest Money Deposit shall be returned to Purchaser, and the rights and obligations of the parties hereto shall cease and terminate, except for such rights and obligations that survive the termination of this Agreement. From and after the Effective Date, Seller shall not execute any agreement, document or other encumbrance that will bind the Real Property or Purchaser after the Closing Date except as permitted or required under the Lease and except for agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to Seller, without first obtaining Purchaser’s approval of the proposed action, which approval, prior to the expiration of the Due Diligence Period, will not be unreasonably withheld, conditioned or delayed, but following the expiration of the Due Diligence Period, shall be in Purchaser’s sole discretion. In such case, Purchaser shall specify in detail the reasons for its disapproval of any such proposed action. If Purchaser fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this section within three (3) Business Days after Seller notifies Purchaser of Seller’s desire to take such action, then Purchaser shall be deemed to have given its approval. If Seller fails to cure and satisfy of record a Monetary Encumbrance, then Purchaser shall have all remedies available under Section 17.1 below or Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of any Monetary Encumbrance.

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4.3          New Easements. Notwithstanding anything contained herein to the contrary, Seller shall have the right to enter into customary easement agreements with public and private utility service providers in order to provide utility service to the Improvements, without Purchaser’s prior written consent prior to the expiration of the Due Diligence Period, provided that the same are specific as to location (i.e., not “blanket” in nature) and disclosed to Purchaser prior to the expiration of the Due Diligence Period, and provided further that, after the expiration of the Due Diligence Period, Purchaser’s prior written consent shall be required (such consent being in Purchaser’s sole and absolute discretion) in connection with (i) any such easement for utilities that are not currently depicted on the Plans and Specifications or (ii) any such easement that would impose an unreasonable maintenance requirement upon the owner of the Property or would impose or be conditioned upon the payment of any costs or obligations that would be binding upon Purchaser. Any customary easement agreements with public and private utility service providers that do not fall under clause (i) or (ii) shall be subject to Purchaser’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Any such easements and dedications hereunder (and entered into with Purchaser consent, if required herein) shall be Permitted Title Exceptions. Seller shall promptly provide Purchaser with written notice of the execution and delivery of any such easements and dedications promptly upon execution of the same.

SECTION 5: PURCHASER’S DUE DILIGENCE AND INSPECTION RIGHTS

5.1          Documents to be Delivered by Seller. Prior to the Effective Date Seller delivered to Purchaser each of the following items (the “Submission Items”) that relate to the Property or any portion thereof to the extent in Seller’s possession or reasonable control:

5.1.1     A current rent roll (“Rent Roll”) for the Real Property utilizing Seller’s standard form, provided the same shall, at minimum, list all Tenant names occupying or leasing any portion of the Real Property, such Tenant’s location, when/if the Tenant’s occupancy commenced, when the term of the Tenant’s Lease is due to expire, the amount of rent payable (itemized as to base or net, CAM, taxes, and other additional rent), square footage (itemized as to office, warehouse, and other), delinquency status, and the amount of any security deposit or letter of credit;

5.1.2      Copies of all Service Contracts (with a list of all vendors with which Seller deals in connection with the Property);

5.1.3      Copies of surveys, plats or maps of the Real Property, if any;

5.1.4      All construction drawings and plans and specifications for the Improvements;

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5.1.5      Copies of any Warranties;

5.1.6      Any environmental report;

5.1.7      All engineering and physical inspection reports;

5.1.8      Copies of all Permits;

5.1.9      Copies of all operating and maintenance records and books relating to the Property and real estate tax bills and statements of assessed value for the past two (2) years;

5.1.10    Copies of the current and the past two (2) years utility bills, including electric, gas and water bills and a schedule of any deposits currently posted with respect to such utilities;

5.1.11    Copies of the Lease together with all amendments and modifications thereof and all correspondence and any lease files related thereto;

5.1.12    Notices of violations of any Legal Requirements;

5.1.13    Copies of current financial statements from Tenant (if Seller does not have copies of such financial statements, Seller shall request copies of current financial statements from Tenant) and a local and national contact list for Tenant; and

5.1.14   Such other documents relating to the operation or management of the Property in Seller’s actual or constructive possession which are reasonably requested by Purchaser.

5.2          Inspection of Property and Submission Items. Seller hereby agrees that Purchaser and its appointed agents or independent contractors shall have, during business hours and at all other reasonable times prior to the Closing upon forty-eight (48) hours prior notice, the right and privilege of going upon the Real Property, at Purchaser’s sole cost and expense, to inspect, examine, test, appraise and survey the Property and the Submission Items. Purchaser shall have the right to interview Tenant provided that Purchaser shall coordinate the timing of such interviews with Seller and Seller shall have the right to have a representative of Seller present during such interviews. Seller will cooperate in all respects with Purchaser and its agents and contractors in connection with their respective inspections, review, studies and investigations by complying with all reasonable requests for information and records. Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its employees and agents, and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Property in the exercise of the rights granted pursuant to Section 5.2; provided, however, in no event shall Purchaser be responsible for any pre-existing environmental conditions discovered by Purchaser during its investigations of the Property. Purchaser shall maintain, and shall cause its affiliates and agents to maintain insurance in accordance with the provisions of the Access Agreement. Purchaser shall maintain, and shall cause its affiliates and agents to maintain at all times while on the Property: (a) commercial general liability ("CGL") insurance written on an "occurrence basis" with limits of no less than $1,000,000.00 per occurrence and in the aggregate; (b) commercial automobile liability insurance covering any auto with combined single limits of no less than $1,000,000.00; (c) workers' compensation statutory coverage and employer's liability limits of $1,000,000; and (d) "following form" umbrella liability limits of not less than $4,000,000 per occurrence and in the aggregate. Owner, Owner's Property Manager, and Tenant(s), if any, shall be named as an additional insured (except workers' compensation insurance) on all policies and such policies shall be considered primary and non-contributory to insurance coverage or self insurance maintained by the additional insureds. Additionally, all policies shall include a waiver of subrogation in favor of the additional insureds. Evidence of the above insurance policies must be provided in the form of a certificate of insurance before Purchaser, their affiliates and agents may enter the Property.

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5.3          Termination Right. The parties expressly acknowledge and agree that Purchaser has the right, for any or no reason, at any time on or before the expiration of the Due Diligence Period to terminate this Agreement by written notice to Seller, and upon such termination, the Earnest Money Deposit shall be returned to Purchaser whereupon there shall be no further rights, obligations or liabilities between the parties. If Purchaser shall fail to deliver such written notice to Seller on or before the expiration of the Due Diligence Period, then Purchaser shall be deemed to waive its right to terminate this Agreement pursuant to this Section 5.3 and the Agreement shall remain in full force and effect.

SECTION 6: SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller represents, warrants and covenants to Purchaser, on and as of the date hereof, all of which representations and warranties shall be deemed to have been remade by Seller to Purchaser on or as of the Closing, as follows:

6.1          Organization, Power and Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller (i) has been duly and validly authorized by all necessary action on the part of Seller, (ii) does not conflict with or result in a violation of any agreement, judgment, writ, injunction, order or decree of any court, governmental authority or arbiter binding upon Seller or in any proceeding to which Seller is a party, (iii) does not conflict with or constitute a breach of, or constitute a default under, any contract, agreement or other instrument which will remain in effect at Closing by which Seller or the Property is bound or to which Seller is a party, and (iv) does not require the consent of any other party.

6.2          No Bankruptcy. Neither Seller nor its partners are a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors’ rights to the extent that such laws may be applicable to Seller or any of its partners.

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6.3          No Litigation. Seller is not a party to or, to Seller’s actual knowledge, Seller has not received written notice of any actual or threatened litigation, administrative action, investigation or other governmental or quasi-governmental proceeding which would have an adverse effect upon the Property or upon the ability of Seller to fulfill its obligations under this Agreement.

6.4          No Violations. Seller has not received written notice of any outstanding or uncured notices of any violations of any Legal Requirements.

6.5          Condemnation. Seller has not received written notice of proceedings pending nor, to Seller’s actual knowledge, are any proceedings threatened in writing against or affecting the Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.

6.6          No Hazardous Substances on Real Property. Seller has not received any written notice, citation, summons, directive, order or other communication, written or oral, from, and Seller has no actual knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other person or party concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release, or other handling of any Hazardous Substances within, on, or from the Real Property.

6.7          Service Contracts. The Service Contracts may be terminated without penalty upon thirty (30) days’ notice. Unless otherwise agreed to in writing by Purchaser prior to the expiration of the Due Diligence Period, all Service Contracts shall be terminated effective as of the Closing Date by Seller.

6.8          Employees. Seller has no employees.

6.9          Leases. Schedule 4 contains a true, correct and complete description of the Leases now in effect. There are no Leases or other tenancies for any space in the Real Property other than those set forth on Schedule 4. Seller has delivered to Purchaser true and complete (in all material respects) copies of the Lease described in Schedule 4. Except as otherwise disclosed on Schedule 4 or elsewhere in this Agreement:

(1)          the Lease is in full force and effect and has not been modified, amended or extended, except as set forth in Schedule 4;

(2)          the Tenant is now in possession of the leased premises under its Lease;

(3)          To Seller’s actual knowledge, the Tenant is not in default in the performance or observance of any of the covenants or conditions to be kept, observed or performed by it under the Lease (other than as disclosed on Schedule 4) and, to the extent Seller has actual knowledge of any such default, the default is described with specificity in Schedule 4;

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(4)          Tenant does not have an exercisable option or right of first refusal to purchase the Real Property, or any part thereof;

(5)          Tenant has not paid any rent for a period of more than thirty (30) days in advance;

(6)          all alterations, installations, decorations and other work required to be performed by Seller, as landlord, under the provisions of the Lease have been completed and fully paid for, or will be completed and fully paid for on or before the Closing Date except as otherwise set forth in this Agreement;

(7)          there are no outstanding Leasing Costs with respect to the primary term of the Lease; and

(8)          Intentionally deleted.

6.10        Leasing Commissions. No commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to the primary term of the Lease, other than that certain leasing commission in the amount of $5,007,379.64 (the “Outstanding Leasing Commission”). If Seller has not paid the Outstanding Leasing Commission prior to Closing, at Closing, Escrow Agent shall holdback the Outstanding Leasing Commission amount (the “Holdback Amount”) from the proceeds payable to Seller. Escrow Agent will disburse the Holdback Amount in whole or in part in accordance with the terms of a to-be-negotiated escrow holdback agreement (the “Escrow Holdback Agreement”). Purchaser, Seller and Escrow Agent shall finalize the form of the Escrow Holdback Agreement prior to the expiration of the Due Diligence Period. Except as otherwise provided herein, Seller is not currently party to any exclusive or continuing leasing or brokerage agreements as to any of the space covered by the Lease or as to any space in the Real Property that will affect the Real Property following Closing.

6.11        Contracts. With the exception of the Service Contracts, there are no unrecorded agreements, documents or contracts affecting the Property to which Seller is a party.

6.12        OFAC. Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (iii) not an “Embargoed Person.” To Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person, and to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller.

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6.13        Survival. The foregoing representations, warranties, indemnities and covenants of Seller in this Section shall survive the Closing or termination of this Agreement for a period of nine (9) months (the “Survival Period”).

6.14        Limitation of Liability. Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed $3,410,000 (the “Cap”); and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of $50,000 (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. The provisions of this Section 6.14 shall survive Closing until the expiration of the Survival Period. Notwithstanding the foregoing, the indemnification obligations of Seller pursuant to Section 15 below shall not be subject to the limitations of this Section 6.14, including, without limitation, the Cap or the Floor Amount.

6.15        Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of James Gaddy, as Senior Vice President and Managing Director of Seller, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual or of Seller, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Submission Items. Furthermore, it is understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. If any representation or warranty contained in this Section 6 is actually known by Purchaser prior to Closing to be untrue and Purchaser nevertheless proceeds to Closing, Purchaser shall be deemed to have waived any right to pursue Seller for a breach of such representation or warranty. Seller represents that James Gaddy is the person most likely to have knowledge of the day-to-day operations of the Property.

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SECTION 7: PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents, warrants and covenants to Seller, on and as of the Effective Date, all of which representations and warranties shall be deemed to have been remade by Purchaser to Seller on or as of the Closing, as follows:

7.1          Authority. Purchaser is duly organized and in good standing under the laws of the State of Delaware and has the full power and right to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement.

7.2          No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement instrument judgment, order or injunction to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets is bound.

7.3          OFAC Compliance. Purchaser and, to Purchaser’s actual knowledge, each person or entity owning an interest in Purchaser is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (iii) not an Embargoed Person. To Purchaser’s actual knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person, and to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser.

7.4          Survival. The foregoing representations, warranties, indemnities and covenants of Purchaser in this Section shall survive the Closing or termination of this Agreement for the Survival Period.

SECTION 8: AS-IS TRANSACTION

Except as expressly set forth in this Agreement and the documents executed and delivered by Seller at Closing, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of Closing. Except as expressly set forth in this Agreement, and the documents executed and delivered by Seller at Closing, no representations or warranties have been made by Seller as to (i) the environmental or physical condition or state of repair of the Property, including defects seen and unseen and conditions natural and artificial; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) the Permitted Exceptions; (v) the Service Contracts; (vi) all claims, demands, actions or causes of action that relate in any way to the Property or the ownership and operation thereof, whether known or unknown; or (vii) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement.

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SECTION 9: OPERATIONS PENDING CLOSING

From and after the date hereof, through and including the Closing Date, Seller agrees as follows:

9.1          Management Prior to Closing. Between the Effective Date and the Date of Closing, (a) Seller shall maintain, manage and operate the Property in the same manner in which Seller currently operates the Property (including full performance under any Service Contract), make all necessary repairs and replacements (provided, however, that Seller shall have no obligation to make any capital repairs), committing or permitting no intentional waste thereto, such that at the time of the Closing the Real Property shall be in substantially the same physical condition as on the date of Seller’s execution of this Agreement, ordinary wear and tear excepted; (b) unless Purchaser has given its prior written consent, Seller shall not make any material changes to or alterations of the Real Property except to perform (i) emergency repairs (regarding which Purchaser shall be promptly advised in writing), and (ii) any other work having Purchaser’s prior written approval; and (c) perform all of Seller’s obligations as landlord under the Lease.

9.2          Notices. Seller shall, promptly upon Seller obtaining actual knowledge thereof, provide Purchaser with a written notice (i) of any event which has or has the potential to have an adverse effect on the Property, or (ii) concerning the Real Property received by Seller from any governmental or quasi-governmental authority or from any insurance company, including any violation of Legal Requirements, or (iii) of any written notice received under the Lease or the Service Contracts, or (iv) any service of process relating to the Property or which adversely affects Seller’s ability to perform its obligations under this Agreement.

9.3          Leasing. Seller shall not (i) modify, amend, whether in writing or orally, any of the terms or provisions of the Lease, (ii) lease or rent space or enter into any lease or agreements for occupancy of the Real Property or any portion thereof or otherwise create any rights of occupancy or possession in the Real Property prior to Closing or the termination of this Agreement without the prior written consent of Purchaser, which consent (x) shall be in Purchaser’s sole and absolute discretion if after the expiration of the Due Diligence Period and (y) shall be in Purchaser’s reasonable discretion if on or prior to the expiration of the Due Diligence Period, or (iii) except during the Due Diligence Period, apply any security deposit held by Seller on account of the Lease to delinquent rents until the applicable Tenant shall have vacated its leased space at the Property.

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9.4          Employees. Seller shall not hire any employees with respect to the ownership, maintenance, repair, use, operation or enjoyment of the Property.

9.5          Service Contracts. Seller shall not enter into any new Service Contract, or extend, modify or renew any existing Service Contracts without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser’s sole discretion, except Seller may, during the Due Diligence Period, enter into Service Contracts which are terminable at or prior to Closing without payment of any penalty or fee or other cost to Seller, without first obtaining Purchaser’s approval.

9.6          Intentionally Omitted.

SECTION 10: CLOSING

Subject to satisfaction of all conditions to Closing, the Closing shall occur by 5:00 P.M. Eastern time on the Closing Date. The Closing shall be held through the mail at the offices of the Escrow Agent.

10.1        Delivery; Possession. At Closing, Seller shall deliver to Purchaser the items required of Seller under this Agreement, and Purchaser shall deliver to Seller the balance of the Purchase Price, after crediting Purchaser with the Earnest Money Deposit (and making other adjustments and prorations as provided herein) and the other items required of Purchaser under this Agreement.

10.2        Closing Costs.

10.2.1   Seller’s Costs. Seller shall pay: (i) one half (1/2) of all state, county and local realty transfer taxes, including all documentary stamp taxes, (ii) the one half (1/2) the escrow fee (iii) all costs for the recording of the deed, and (iv) the fees and expenses of Seller's attorneys.

10.2.2   Purchaser’s Costs. Purchaser shall pay: (i) the cost of Purchaser’s basic owner’s premium for title insurance in the amount of the Purchase Price, along with all related title search fees and the cost of any title endorsements and affirmative insurance required by Purchaser, (ii) any costs incurred by Purchaser in preparing and performing its due diligence investigations including any updated or new survey, (iii) the fees and expenses of Purchaser's attorneys, (iv) one half (1/2) the escrow fee, (v) recording charges due in connection with any mortgages or other financing documents, and (vi) one half (1/2) of all state, county and local realty transfer taxes, including all documentary stamp taxes.

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10.2.3   Other Costs. Any other costs not specifically provided for herein shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in the State of Pennsylvania.

10.3        Conditions to Closing. Notwithstanding any other conditions to Closing set forth in this Agreement, Purchaser’s obligation to purchase the Property or otherwise to perform any obligation provided in this Agreement is expressly conditioned upon (i) the due performance by Seller of each material undertaking, covenant and agreement to be performed by Seller under this Agreement including, but not limited to, delivery of all items and documents required under Section 12 below, (ii) the truth, accuracy and completeness in all material respects, of each representation and warranty made in this Agreement by Seller as of the Closing Date, (iii) the Lease being in full force and effect in accordance with its terms, and (iv) Seller obtaining and delivering to Purchaser a Conforming Estoppel (as hereinafter defined) from Tenant.

10.3.1    Estoppel Certificate. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser an estoppel certificate dated no earlier than thirty (30) days prior to the Closing Date from Tenant and in substantially the same form as set forth in Exhibit “F”, or in the form otherwise required under the Lease, without any material variances or disclosures of any deviations from Schedule 1 or allegations of any material default under the Lease, unless such variance benefits Purchaser, or in the form of estoppel required under the Lease (a “Conforming Estoppel”). Seller shall deliver drafts of the estoppel certificate required hereunder to Purchaser for review and approval of the form prior to sending such estoppel certificate to Tenant. If Purchaser fails to respond to the draft estoppel certificate within two (2) Business Days following receipt, Purchaser shall be deemed to have approved the form of the estoppel certificate.

Upon failure of any such condition, Purchaser may either (a) extend the Closing Date for a period not to exceed thirty (30) days in order for Seller to have additional time to perform each undertaking, covenant and agreement hereunder, or (b) cancel this Agreement. In the event of cancellation of this Agreement pursuant to this Section 10, the Earnest Money Deposit, and any other monies theretofore paid on account, if any, shall be returned to Purchaser and neither party shall have any further liability or obligation to the other hereunder. Purchaser may waive any such condition in writing. If a condition is not satisfied due to a default by Purchaser or Seller, such default shall be addressed in accordance with Section 17.

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SECTION 11: PRORATIONS AND CREDITS AT CLOSING

All prorations provided to be made “as of the Closing Date” shall each be made as of 11:59 P.M. local time on the date immediately preceding the Closing Date. In each proration set forth below, the portion thereof allocable to periods beginning with the Closing Date shall be credited to Purchaser, or charged to Purchaser, as applicable, at Closing or, in the case of allocations made after Closing, upon receipt of such payments or invoice as of the Closing Date. The following items shall, as applicable, be prorated between Purchaser and Seller or credited to Purchaser or Seller:

11.1        Property Tax and Assessment Prorations. All water and sewer fees, charges or rentals, ad valorem or general property taxes with respect to the Real Property, and certified, confirmed and ratified special assessment charges shall be prorated and apportioned on a per diem basis as of the Closing Date based on the latest tax bill issued by the applicable governmental authority with respect to the Property.

11.2        Utility Expenses and Payments. Utilities shall not be prorated at Closing. Purchaser shall be responsible for making any necessary arrangements for the continuation of all utility services to the Real Property following Closing, including replacing any applicable deposits. Seller shall cooperate with Purchaser and execute all necessary documents as reasonably requested by Purchaser to accomplish the foregoing.

11.3        Service Contract Payments. All payments due or made under any Service Contracts that Purchaser has agreed to assume in writing prior to the expiration of the Due Diligence Period shall be prorated on a per diem basis as of the Closing Date.

11.4        Security Deposits.      Any and all security deposits for the Lease shall be credited against the Purchase Price at Closing.

11.5        Lease. All rent collected, both Basic Rent (as hereinafter defined) and Additional Rent (as hereinafter defined) shall be deemed to be applied first to current rental periods and second to satisfy rental obligations arising from past rental periods. As used herein the term “Basic Rent” shall mean all rents and charges payable by Tenant under the Lease including, without limitation, minimum, basic and occupancy rents, but excluding Additional Rent. As used herein the term “Additional Rent shall mean any amounts payable by Tenant under the Lease pursuant to any provisions of the Lease relating to escalation or pass-through of operating expenses, utility charges, insurance costs, real estate taxes and other similar expenses and recoveries from Tenant and any provisions therein in respect of Tenant escrows and reimbursements. Basic Rent and Additional Rent are collectively referred to herein as, “Rents.”

11.5.1   Basic Rent Apportionments. Basic Rent shall be apportioned as follows: Purchaser shall receive a credit at Closing for all Basic Rent actually collected prior to Closing relating to any period from and after Closing. In the event Tenant is delinquent in the payment of Basic Rent as of the Closing Date, Purchaser shall deliver to Tenant an invoice for said delinquent Basic Rent provided by Seller to Purchaser at Closing.

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11.5.2   Additional Rent. Purchaser shall use commercially reasonable efforts to collect any Additional Rent for the Property operating year (2024) in which Closing occurs, where such Additional Rent first become due after Closing, but shall have no obligation to collect any Additional Rent for periods relating to operating years which ended prior to Closing. Additional Rent that was collected before Closing but relate in part to a period after Closing shall be apportioned as of the Closing Date and Purchaser shall receive a credit against the Purchase Price for any such Additional Rent attributable to periods from and after Closing. As soon as is reasonably practical, but in no event later than May 31, 2025, Purchaser shall prepare for Seller’s review and approval a reconciliation of Additional Rent for the calendar year 2024. Upon completion of an approved reconciliation of Additional Rent for the calendar year 2024, Purchaser shall invoice and diligently pursue collection from the Tenant any outstanding Additional Rent and where appropriate, credit the Tenant any overpaid Additional Rent. Promptly after receipt by Purchaser of any such outstanding amounts from the Tenant, Purchaser shall forward to Seller the portion of such amounts relating to the calendar year 2024 prior to the Closing Date. Within thirty (30) days after completion of an approved reconciliation of Additional Rent for the calendar year 2024, Seller shall pay to Purchaser the portion of any proper credit due the Tenant relating to the calendar year 2024 prior to the Closing Date. Purchaser and Seller shall each act reasonably with respect to the reconciliation of Additional Rent set forth above.

11.6        Additional and Basic Rent Post Closing Collections. Basic Rent and Additional Rent received by Purchaser after Closing from Tenant owing delinquent Rents shall be applied (i) first, to Rents due for the month in which such payment is received by Purchaser; (ii) second, to Rents attributable to any period after Closing which are past due on the date of receipt; and (iii) then, to delinquent Rents allocable to Seller in the form of a payment by Purchaser to Seller. Seller shall promptly remit to Purchaser all Rents received by Seller from Tenant after Closing, other than Rents for which Purchaser received credit hereunder. Seller hereby retains its right to pursue Tenant under its Lease for sums due Seller for periods attributable to Seller’s ownership of the Property, if such sums have not been collected by Purchaser within ninety (90) days after the Closing Date, provided that Seller may not terminate any Lease or dispossess any Tenant in connection therewith.

11.7        Leasing Costs. At Closing, Seller shall provide Purchaser a credit against the Purchase Price for all, if any, Leasing Costs which are outstanding and payable by reason of (a) the execution of a Lease which occurs prior to the Effective Date, (b) the exercise by a Tenant of any renewal, extension, expansion or other option under a Lease, which exercise occurs prior to the Effective Date, or (c) any amendment to a Lease entered into prior to the Effective Date. Notwithstanding anything to the contrary in the previous sentence, Purchaser shall be responsible for (and shall reimburse Seller at Closing for any amounts expended by Seller for) (i) Leasing Costs in connection with any extension or renewal of the term of a Lease exercised after the Effective Date but before Closing in compliance with the provisions of the Agreement to the extent the term thereof is for periods from and after the Closing Date, and (ii) Leasing Costs in connection with any new lease or Lease amendment executed by Seller after the Effective Date but before Closing in compliance with the provisions of this Agreement to the extent the term thereof is for periods from and after the Closing Date. To the extent that Seller has given Purchaser a credit for Leasing Costs, Purchaser shall indemnify and hold Seller harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and costs) arising from Purchaser’s failure to pay and disburse leasing commissions and tenant improvement costs to the parties to which they are due. Seller shall indemnify and hold Purchaser and its successors and assigns harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and costs) arising from Seller’s failure to pay any commissions that are Seller’s obligation under this Section 11.7. Purchaser shall indemnify and hold Seller and its successors and assigns harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and costs) arising from Purchaser’s failure to pay any commissions that are Purchaser’s obligation under this Section 11.7. The terms of this Section 11.7 shall survive the Closing.

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11.8        Other Matters. Seller and Purchaser shall make such other adjustments and apportionments as are expressly set forth in this Agreement.

11.9        Survival. The provisions of this Section 11 shall survive the Closing. In the event final figures have not been reached on any of the adjustments, prorations or costs, as a result of unavailability of information or otherwise, which are to be adjusted at or prior to Closing pursuant to this Section 11, the parties shall close using adjustments and prorations reasonably estimated by Seller and Purchaser, subject to later readjustment when such final figures have been obtained. If more current information is not available, estimates shall be based upon the prior operating history of the Property, as shown on the most recent bills or payments available. The parties hereto agree that they shall seek to determine the amounts of all prorations and adjustments required hereunder on or before the Closing Date, if possible, and to the extent not then obtainable, as soon as practicable thereafter.

SECTION 12: CONVEYANCES AND DELIVERIES

12.1        Deed. At Closing, Seller shall deliver to Purchaser a special warranty deed (the “Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit “H” attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions, provided, however, if the legal description of the Real Property from the Survey obtained by Purchaser is different from the legal description for the Real Property pursuant to which Seller obtained title to the Real Property, then if requested by Purchaser, Seller shall also convey the Real Property to Purchaser pursuant to a quitclaim deed with such different legal description;

12.2        Bill of Sale. At Closing, Seller shall also convey the Personal Property to Purchaser by a duly executed, without warranty, Bill of Sale, in substantially the same form as set forth in Exhibit “D” attached hereto.

12.3        Assignment and Assumption of Leases. At Closing, Seller shall assign to Purchaser all of the Leases in substantially the same form as set forth in Exhibit “E”.

12.4        Assignment and Assumption of Interests. At Closing, Seller shall assign to Purchaser all of Seller’s interest in the Permits, Plans and Specifications, Warranties, Escrow Deposits (if any), in substantially the same form as set forth in Exhibit “G”. With respect to any roof or other Warranties, Seller shall arrange for any inspection required by the issuer of such Warranties, obtain the consent to the assignment of such Warranties and pay any inspection fees or repair costs required by the issuer as a condition to the transfer to Purchaser of such Warranties.

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12.5        Section 1445 Certificate. At Closing, Seller shall execute and deliver to Purchaser (i) a certificate stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations thereunder, (ii) an IRS Form 1099 with respect to this transaction, and (iii) such other documents or instruments as may be required by the Internal Revenue Code (or regulations promulgated pursuant thereto).

12.6        Termination of Service Contracts. Seller shall, at Closing, deliver to Purchaser evidence of the termination of the Service Contracts, which Purchaser did not elect to assume in accordance with this Agreement.

12.7        Physical Possession. At Closing, Seller shall deliver to Purchaser keys to the Real Property.

12.8        Lease, Etc. At Closing, Seller shall deliver to Purchaser or cause to remain on the Real Property, to the extent in Purchaser’s control, the original Lease, Warranties, Permits, Plans and Specifications, those Service Contracts that Purchaser has elected in writing to assume and all tenant correspondence files.

12.9        Updated Rent Roll. A current Rent Roll, certified to be complete and accurate in all material respects.

12.10      Intentionally deleted.

12.11      Tenant Notice Letter. At Closing, Seller shall deliver a letter, in a form reasonably acceptable to Purchaser, to the Tenant at the Real Property advising Tenant of the sale of the Property to Purchaser.

12.12     Owner’s Affidavit. At Closing, Seller shall deliver an affidavit to the Title Agent, as applicable, in the form attached hereto as Exhibit “J”.

12.13     SNDA. At Purchaser’s request, Seller shall deliver a subordination, non-disturbance and attornment agreement (“SNDA”) to Tenant and Seller shall use reasonable efforts to obtain the SNDA; provided, however, if Seller is unable to obtain the SNDA from Tenant, such failure shall not be a Seller default or condition precedent to Purchaser’s obligation to proceed to Closing.

12.14     Water Obstruction Transfers. Counterpart original duly executed by Seller and/or Seller’s affiliate, as applicable, of the Application for Transfer of Permit and any and all further assignments, instructions, documents and information as the Pennsylvania Department of Environmental Protection (“DEP”) may require necessary to transfer the Water Obstruction and Encroachment Permit, Permit No: E2203220-025 (“Water Obstruction Permit”) to Purchaser at Closing;

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12.15      NPDES Notices. Counterpart original duly executed by Seller and/or Seller’s affiliate, as applicable, of any and all notice acknowledgements, documents and information as the DEP may require necessary as a result of Closing and in connection with that certain PAG-02 Authorization to Discharge Under the National Pollutant Discharge Elimination System (NPDES) General Permit for Discharges of Stormwater Associated with Construction Activities NPDES, Permit No: PAC220242 A-2 (“NPDES Permit”);

12.16      Easement/COA/Declaration of Conservation. Counterpart original duly executed by Seller and/or Seller’s affiliate, as applicable, and Purchaser, of a Temporary Access Easement (the “Temporary Easement”), approved by Seller and Purchaser and in recordable form, for the sole purpose of allowing Seller and/or Seller’s affiliate to enter the Property and satisfy its obligations, requirements and any and all outstanding items, terms, termination and recording obligations, pursuant to (i) that certain Consent Order and Agreement by and between the Commonwealth of Pennsylvania, Department of Environmental Protection, Core5 Industrial Partners LLC, and John W. Gleim Jr., Inc., dated as of November 21, 2023 (“COA”), (ii) that certain Department of the Army Permit, Permit No: NAB-2019-00477-P12 (“Army Permit”), (iii) the Water Obstruction Permit, (iv) the NPDES Permit; and (v) that certain Declaration of Restrictive Covenants for Conservation, by and among Seller, Core5 at Lytle Farms Lot 1A, LLC, and C5LC at Middletown, LLC, dated as of December 13, 2021 and recorded on December 14, 2021 as Instrument No. 20210044088 in the Recorded of Deeds Office of Dauphin County (“Declaration for Conservation”). Said Temporary Easement to be approved by Purchaser and Seller and recorded at Closing.

12.17      Transfer of Army Permit. Purchaser shall deliver an original application for transfer of the Army Permit and any and all further assignments, instructions, documents and information the U.S. Army Corps of Engineers may require necessary to transfer the Army Permit to Purchaser at Closing, to the extent applicable to the Property.

12.18      Transfer of Water Obstruction Permit. Purchaser shall deliver a counterpart original of the Application for Transfer of Permit and any and all further assignments, instructions, documents and information as the DEP may require necessary to transfer the Water Obstruction Permit to Purchaser at Closing, to the extent applicable to the Property.

12.19      Purchaser NPDES Permit. Purchaser shall deliver a counterpart original of any and all notice acknowledgements, documents and information as the DEP may require necessary as a result of Closing and in connection with that certain NPDES Permit.

12.20      Escrow Holdback Agreement. The Escrow Holdback Agreement executed by Seller, Purchaser, and Escrow Agent, if necessary pursuant to Section 6.10.

12.21      Other Documents. At Closing, Seller and Purchaser shall deliver to each other any other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or reasonably required to carry out the purpose and intent of this Agreement.

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SECTION 13: NOTICES

All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given only if made in writing (except as expressly provided to the contrary in this Agreement) and sent by electronic mail. Such notices shall be deemed received on the date of transmission. Notices to be sent on behalf of Purchaser or Seller may be sent by their respective counsel.

If to Seller:	c/o Core5 Industrial Partners LLC

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309

Attention: General Counsel

Phone No.: (404) 262-5423

Email: bmarston@C5IP.com

And:	Attention: James Gaddy

Phone No.: (404) 262-5421

Email: jgaddy@C5IP.com

With a copy to:	Morris, Manning & Martin, LLC

3343 Peachtree Road, NE, Suite 1600

Atlanta, GA 30326

Attn: Daniel J. Noice

Phone No.: (404) 364-3611

Email: dnoice@mmmlaw.com

If to Purchaser:	Attention: J. Peter Lloyd

Email: pete.lloyd@eqtexeter.com

with a copy to:	Attention: Todd Chase, Esq.

Email: tchase@chaserelaw.com

SECTION 14: CASUALTY AND CONDEMNATION

14.1        Casualty. Prior to the Closing Date, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 14.1. Until the Closing has occurred, Seller shall keep all insurance policies in effect. If, prior to the Closing Date, any part of the Property is damaged or destroyed by fire or other casualty, Seller shall, promptly after obtaining knowledge of the same, notify Purchaser of such fact. If such damage or destruction is material (as defined below), Purchaser shall have the option to terminate this Agreement upon written notice to Seller given not later than ten (10) days after receipt of Seller’s notice whereupon the Earnest Money Deposit shall be refunded to Purchaser. For purposes hereof “material” shall be deemed to be any uninsured damage or destruction to the Property (except that a casualty shall not be deemed uninsured solely because all, or a portion of, the cost of the casualty is subject to a deductible) or any insured damage or destruction (i) where the cost of repair or replacement is estimated by an independent third-party architect or engineer mutually selected by Seller and Purchaser (the “Arbiter”), to be $5,115,000 or more, or (ii) where the repair or replacement is estimated by the Arbiter, to require more than ninety (90) days to repair, (iii) if Tenant has terminated or has the right to terminate (which Tenant has not waived) the Lease by reason of such casualty, or (iv) intentionally deleted. If Purchaser does not exercise this option to terminate this Agreement, or if the casualty is not material, neither party shall have the right to terminate this Agreement, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price but, Seller, at Closing, shall assign to Purchaser (and obtain the consent of the insurance carrier to such assignment), and Purchaser shall be entitled to receive and keep, all insurance proceeds payable with respect to such casualty (which shall then be repaired at Purchaser’s option and cost), plus Seller shall pay over to Purchaser the sum of all casualty insurance proceeds previously paid to Seller with respect to such casualty (other than amounts expended by Seller for emergency repairs or for repairs which are approved in writing by Purchaser) and (y) an amount equal to the deductible amount with respect to the insurance (provided that Seller has not already paid the deductible). In such event, Seller shall not be obligated to repair or restore the Property.

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14.2        Condemnation. If prior to the Closing Date, all or any portion of the Property is taken, or if access thereto is reduced or restricted, by eminent domain or otherwise (or if such taking, reduction or restriction is pending, threatened or contemplated) (hereinafter a “Condemnation Proceeding”), Seller shall, promptly after obtaining knowledge of the same, notify Purchaser of such fact. In the event that such notice relates to the taking of a material (as defined below) portion of the Property, Purchaser shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) days after receipt of Seller’s notice; whereupon the Earnest Money Deposit shall be refunded to Purchaser and thereafter neither party shall have any rights, obligations or liabilities hereunder. For the purposes of this Section, and without limiting the generality of the foregoing, a taking shall be deemed material if it (i) permanently restricts access to the Real Property, or (ii) affects five percent (5%) or more of the Improvements, or (iii) reduces the parking available to the Improvements so as to be non-compliant with applicable zoning requirements, or (iv) if any of the Tenants under the Leases has terminated or has the right to terminate its Lease by reason of a Condemnation Proceeding. If Purchaser does not elect to terminate this Agreement as herein provided, Seller shall credit to Purchaser against the Purchase Price any award received by Seller prior to Closing and Purchaser shall have the right to participate with Seller in any Condemnation Proceeding affecting the Property, and Purchaser and Seller shall cooperate with each other in good faith.

SECTION 15: BROKERS

Seller and Purchaser acknowledge that they have not dealt with any broker, finder or agent in connection with this transaction other than JLL (“Seller’s Broker”). At Closing, Seller shall be responsible for a commission payable to Seller’s Broker pursuant to a separate agreement between Seller and Seller’s Broker. Seller and Purchaser shall indemnify and hold harmless the other against any and all claims, demands, causes of action, losses, costs and expenses (including legal fees and expenses) resulting from a breach of said representation of the indemnifying party. The representations, warranties, undertakings and indemnities of this Section 15 shall survive the Closing hereunder and any termination of this Agreement.

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SECTION 16: ASSIGNMENT/[NOVATION]

Seller understands and agrees that Purchaser is entering into this Agreement for the benefit of a certain to be named nominee and that prior to Closing Purchaser intends to assign to such nominee, for no additional consideration, all of its right, title and interest in this Agreement and Purchaser has no intent to obtain legal or equitable title to the Property. In such instance, Purchaser shall have the right to assign this Agreement without Seller's prior written consent. Upon such assignment of the Agreement to said nominee and the assumption by said nominee of Purchaser’s obligations hereunder, (i) Purchaser shall be released and have no liability under this Agreement, and (ii) the term "Purchaser", as used in this Agreement, will be deemed to be said nominee.  Purchaser shall be responsible for 100% of any additional transfer taxes that may be assessed in connection with the assignment of this Agreement by Purchaser. Purchaser hereby agrees to indemnify and hold harmless Seller from and against any liability that Seller may have for any taxes, fees, interest, or penalties payable to the Commonwealth of Pennsylvania arising under or related to any assignment by Purchaser of the Agreement, together with all costs and expenses, including reasonable attorney’s fees and accountants’ fees, related thereto. This Section 16 shall survive Closing.

SECTION 17: DEFAULT/REMEDIES

17.1        Seller’s Default/Purchaser’s Remedies. If Seller fails to sell the Property to Purchaser in accordance with this Agreement, or breaches any of its duties, obligations, representations or warranties contained in this Agreement, or fails or is unable to deliver any of the documents required to be delivered by Seller hereunder, then Purchaser shall be entitled (i) to terminate this Agreement and receive a refund of the Earnest Money Deposit and Seller shall reimburse Purchaser for Purchaser’s Out of Pocket Expenses or (ii) to file an action for specific performance, provided, however, any suit for specific performance must be brought within forty-five (45) days of Seller’s default hereunder.

17.2        Purchaser’s Default/Seller’s Remedies. If Purchaser fails to purchase the Property on the Closing Date in breach of the terms hereof then Seller, as its sole and exclusive remedy at law or in equity, shall receive the Earnest Money Deposit from Escrow Agent as liquidated damages and all other claims for losses, damages, costs and expenses being waived hereby. Purchaser and Seller acknowledge and agree that damages which would be sustained by Seller in the event of a breach by Purchaser of its obligations under this Agreement are difficult to determine and in such event that the Earnest Money Deposit represents a reasonable estimate of such damages and is not intended as a penalty.

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SECTION 18: GENERAL PROVISIONS

18.1        Agreement Binding. This Agreement shall be binding upon each party hereto and such party’s heirs, legal representatives, successors and assigns and shall inure to the benefit of each party hereto and such party’s heirs, legal representatives, successors and assigns.

18.2        Entire Agreement. This Agreement, and all the Exhibits referenced herein and annexed hereto, contain the final, complete and entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

18.3        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Pennsylvania.

18.4        Further Assurances. Seller and Purchaser each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This covenant shall survive the Closing.

18.5        Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

18.6        Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

18.7        Non-waiver. No waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

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18.8        Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provisions of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

18.9        Exhibits. The Exhibits referred in and attached to this Agreement are incorporated herein in full by this reference.

18.10      Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are actually incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable out-of-pocket costs and reasonable attorney’s fees actually incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within thirty (30) days following written demand therefor.

18.11      Time of the Essence. Time shall be of the essence in enforcing this Agreement. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national or in the State of Mississippi), the time for performance shall be extended to the next Business Day.

18.12      Exclusivity. From and after the Effective Date and as long as this Agreement remains in effect, Seller shall not and will not permit any of Seller’s agents, partners, or affiliates to accept or entertain offers, negotiate, solicit interest, or otherwise enter into discussions involving the sale, recapitalization, restructuring, or disposition of all or any part of the Property, including without limitation entering into agreements for “contingent” or “back-up” purchasers.

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18.13      WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER AND SELLER HEREBY WAIVE TRIAL BY JURY IN RESPECT OF ANY ACTION IN CONNECTION WITH THE TRANSACTION HEREUNDER OR THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND WILLINGLY MADE BY THE PARTIES HERETO. THE PARTIES HERETO HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. PURCHASER AND SELLER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

18.14     Post-Closing Obligations. At no cost to Purchaser, Purchaser agrees to reasonably cooperate with Seller and/or Seller’s affiliates in connection with all obligations, requirements and requests relating to the COA, Army Permit, Water Obstruction Permit, NPDES Permit and Declaration for Conservation. The provisions of this paragraph shall survive the Closing for so long as the Temporary Easement is in effect.

18.15     Bulk Sales. To the extent applicable, Seller shall comply with any and all legal requirements relating to bulk sales and transfers, including without limitation, 69 P.S. §529; and 72 P.S. §1403. Without limiting the generality of the foregoing, to the extent the Property constitutes more than fifty percent (50%) of the assets of Seller, Seller shall obtain “bulk sales” clearance certificates as required by applicable Pennsylvania law or, at Purchaser’s option, Seller shall escrow with the Escrow Agent an amount equal 110% of the estimated amount of taxes due by Seller to the Commonwealth of Pennsylvania, which estimate shall be based upon a certificate of such tax liability from Seller’s certified public accountant. In lieu of an escrow, each of Seller’s members may deliver to Purchaser at Closing a personal guaranty in a form acceptable to Purchaser pursuant to which such guarantor agrees to fully guarantee any liability that Purchaser may incur to the Commonwealth of Pennsylvania for taxes due by Seller or its affiliates. This Section 18.15 shall survive Closing.

(Signature Page Attached)

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed, as of the day and year first above written.

SELLER:

C5LC AT MIDDLETOWN, LLC,
a Delaware limited liability company

By:	/s/ Linda D. Booker
Linda D. Booker
Secretary and Chief Financial Officer

PURCHASER:

EXETER PROPERTY GROUP, LLC, a Delaware limited liability company

By:	/s/ J. Peter Lloyd
Name:	J. Peter Lloyd
Title:	Vice President

JOINDER BY TITLE AGENT AND TITLE COMPANY:

Title Agent and Title Company join herein in order to evidence their agreement to perform the duties and obligations of Title Agent and Title Company, including the obligation to adhere to the agency fee and premium fee splits set forth in this Agreement.

Dated July __, 2024

TITLE COMPANY:
FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Jon D. Uhlir
Name:	Jon D. Uhlir
Title:	Vice President

TITLE AGENT:
LAND SERVICES USA, LLC

By:	/s/ Andrea B. Connors
Name:	Andrea B. Connors
Title:	Executive Vice President

EXHIBITS

Exhibit “A”	-	Legal Description for the Land

Exhibit “B”	-	List of Service Contracts

Exhibit “C”	-	Escrow Agreement

Exhibit “D”	-	Form of Bill of Sale

Exhibit “E”	-	Form of Assignment and Assumption of Leases

Exhibit “F”	-	Form of Tenant Estoppel

Exhibit “G”	-	Form of Assignment and Assumption of Interests

Exhibit “H”	-	Form of Deed

Exhibit “I”		Intentionally Omitted

Exhibit “J”		Form of Owner’s Affidavit

Schedule 1	-	Rent Roll

Schedule 2	-	Warranties

Schedule 3	-	Reserved

Schedule 4	-	Leases